UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): May 13, 2009

Gulf Resources, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

000-20936 (Commission File Number)	13-3637458 (IRS Employer Identification No.)

Chenming Industrial Park, Shouguang City, Shandong, China 262714
(Address of principal executive offices and zip code)

+86 (536) 567-0008
(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2009, the Board of Directors of Gulf Resources, Inc. (the “Company”) by a unanimous written board consent appointed Ms. Guoqiong Yu to serve as an independent director of the Company. The Company and Ms. Yu have agreed that she will receive options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.20 per share for her first year services with the Company.  The Company and Ms. Yu are in the process of finalizing her independent director agreement, which will include the terms of her compensation.

Ms. Yu has been the Chairman of Shenzhen Xizhong Company, an import and export company specializing in the sales of chemical products since July 2002. From November 1988 to June 2002, Ms. Yu served as the General Manager of Jintian Industrial Group Co., Ltd., a public company listed on the Shenzhen Stock Exchange in China. From November 1981 to October 1988, Ms. Yu was a lecturer in the Department of Chemical Engineering at Hefei University. Ms. Yu earned a bachelor’s degree from the Department of Chemical Engineering at Hefei University.

Ms. Yu has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Ms. Yu had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer

Dated: May 18, 2009